NEWS RELEASE

May 5, 2005	Contact:	Scott R. Royster, EVP and CFO
FOR IMMEDIATE RELEASE		(301) 429-2642
Washington, DC

RADIO ONE, INC. REPORTS

FIRST QUARTER RESULTS

Washington, DC: - Radio One, Inc. (NASDAQ: ROIAK and ROIA) today reported its financial results for the first quarter ended March 31, 2005. Net broadcast revenue was approximately $77.0 million, an increase of 11% from the same period in 2004. Operating income was approximately $28.7 million, an increase of 13% from the same period in 2004. Station operating income1 was approximately $37.5 million, an increase of 10% from the same period in 2004. Net income was approximately $9.7 million or $0.09 per share, an increase from net income of approximately $8.8 million, or $0.08 per share for the same period in 2004. Adjusted EBITDA2 was $32.2 million as compared to adjusted EBITDA of approximately $29.9 million for the same period in 2004. Free cash flow3 was approximately $15.1 million as compared to free cash flow of approximately $15.3 million for the same period in 2004.

Alfred C. Liggins, III, Radio One’s CEO and President stated, “Radio One had a good quarter, although one that started out a bit soft but ended quite strong as we grew faster than our markets by roughly 500 basis points. Also, during the quarter, we completed the acquisition of a controlling interest in Reach Media, Inc., the owner of the Tom Joyner Morning Show and related businesses. Mr. Joyner is THE leading personality in urban radio and the acquisition of this important content broadens our portfolio of media assets significantly. Furthermore, we completed the redemption of our HIGH TIDES, thereby reducing our cost of capital and eliminating the potential dilution of our common stock. On the M&A front, we expect our recently launched stations in Houston, Philadelphia and Charlotte to be growth drivers for 2005 and beyond. We are cautiously optimistic that the improving signs we saw in the radio industry during the back half of the first quarter will continue through the second quarter and, hopefully, through the remainder of 2005.”

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PAGE 2 — RADIO ONE, INC. REPORTS FIRST QUARTER RESULTS

RESULTS OF OPERATIONS

	Three Months Ended March 31,
	2005	2004
	(unaudited)
	(in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
REVENUE:
Broadcast revenue	$87,045	$78,840
Less: Agency commissions	10,035	9,178

Net broadcast revenue	77,010	69,662

OPERATING EXPENSES:
Programming and technical	15,606	13,625
Selling, general and administrative	23,922	21,912
Corporate expenses	4,916	3,358
Non-cash compensation	408	923
Depreciation and amortization	3,467	4,430

Total operating expenses	48,319	44,248

Operating income	28,691	25,414
INTEREST INCOME	472	722
INTEREST EXPENSE	12,429	9,975
OTHER INCOME	90	82
EQUITY IN NET LOSS OF AFFILIATED COMPANY	459	2,367

Income before provision for income taxes and minority interest	16,365	13,876
PROVISION FOR INCOME TAXES	6,571	5,085
MINORITY INTEREST IN INCOME OF SUBSIDIARY	107	—

Net income	$9,687	$8,791

Preferred stock dividend	2,761	5,035

Net income applicable to common stockholders [4]	$6,926	$3,756

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PAGE 3 — RADIO ONE, INC. REPORTS FIRST QUARTER RESULTS

	Three Months Ended March 31,
	2005	2004
	(unaudited)
	(in thousands, except per share data)
PER SHARE DATA – basic and diluted:
Net income per share	$0.09	$0.08
Preferred dividends per share	0.02	0.04
Net income per share applicable to common stockholders	0.07	0.04
SELECTED OTHER DATA:
Station operating income (1)	$37,482	$34,125
Station operating income margin (% of net revenue)	48.7%	49.0%
Station operating income reconciliation:
Net income	$9,687	$8,791
Plus: Depreciation and amortization	3,467	4,430
Plus: Corporate expenses	4,916	3,358
Plus: Non-cash compensation	408	923
Plus: Equity in net loss of affiliated company	459	2,367
Plus: Income taxes	6,571	5,085
Plus: Minority interest in income of subsidiary	107	—
Plus: Interest expense	12,429	9,975
Less: Interest income	472	722
Less: Other income	90	82

Station operating income	$37,482	$34,125

Adjusted EBITDA (2)	$32,248	$29,926
Adjusted EBITDA reconciliation:
Net income	$9,687	$8,791
Plus: Depreciation and amortization	3,467	4,430
Plus: Income taxes	6,571	5,085
Plus: Interest expense	12,429	9,975
Less: Interest income	472	722
EBITDA	31,682	27,559
Plus: Equity in net loss of affiliated company	459	2,367
Plus: Minority interest in income of subsidiary	107	—

Adjusted EBITDA	$32,248	$29,926

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PAGE 4 — RADIO ONE, INC. REPORTS FIRST QUARTER RESULTS

Free cash flow reconciliation:
Net income	$9,687	$8,791
Plus: Depreciation and amortization	3,467	4,430
Plus: Non-cash compensation	408	923
Plus: Non-cash interest expense	459	424
Plus: Deferred tax provision	6,262	4,942
Plus: Equity in net loss of affiliated company	459	2,367
Plus: Minority interest in income of subsidiary	107	—
Less: Capital expenditures	3,037	1,516
Less: Preferred stock dividends	2,761	5,035

Free cash flow	$15,051	$15,326

Weighted average shares outstanding – basic (5)	105,391	104,856
Weighted average shares outstanding – diluted (6)	105,631	105,590

	March 31, 2005	December 31, 2004
	(unaudited)
	(in thousands)
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$11,872	$10,391
Short term investments	3,000	10,000
Intangible assets, net	1,990,503	1,931,045
Total assets	2,160,155	2,111,141
Total debt (including current portion)	937,527	620,028
Total liabilities	1,101,536	782,696
Total stockholders’ equity	1,057,637	1,328,445

	Current Amount Outstanding	Applicable Interest Rate (b)	Scheduled Apr. – Dec. 2005 Principal Payments (c)	Scheduled 2006 Principal Payments (c)
	(in thousands)		(in thousands)	(in thousands)
SELECTED LEVERAGE AND SWAP DATA:
Senior bank term debt (swap matures 10/5/2006)	$100,000	4.02%
Senior bank term debt (swap matures 12/5/2005)	50,000	3.64%
Senior bank term debt (at variable rates) (a)	170,000	approximately 3.48%	$52,500	$87,500
8-7/8% senior subordinated notes (fixed rate)	300,000	8.88%
6-3/8% senior subordinated notes (fixed rate)	200,000	6.38%

(a)	Subject to rolling 90-day LIBOR plus a spread currently at 0.63% and incorporated into the rate set forth above. This tranche is not covered by the swap agreements described in footnote (b).

(b)	Under its swap agreement, Radio One pays a fixed rate plus a spread based on the Company’s leverage, as defined in its credit agreement. As of March 31, 2005 that spread was 0.63% and is incorporated into the applicable interest rates set forth above.

(c)	Principal payments are due in equal quarterly installments.

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PAGE 5 — RADIO ONE, INC. REPORTS FIRST QUARTER RESULTS

Net broadcast revenue increased to approximately $77.0 million for the quarter ended March 31, 2005 from approximately $69.7 million for the quarter ended March 31, 2004 or 11%. This increase resulted from net broadcast revenue growth in several of our markets, including Charlotte, Cleveland, Columbus, Dallas, Houston, Raleigh-Durham and Washington DC, partially offset by revenue declines in other markets, including Baltimore, Los Angeles and Philadelphia. Also, the consolidation of the results of Reach Media, Inc. (“Reach Media”) contributed to net broadcast revenue growth for the quarter ended March 31, 2005. Net broadcast revenue is net of agency commissions of $10.0 million and $9.2 million for the quarters ended March 31, 2005 and 2004, respectively.

Operating expenses excluding depreciation, amortization and non-cash compensation increased to approximately $44.4 million for the quarter ended March 31, 2005 from approximately $38.9 million for the quarter ended March 31, 2004 or 14%. This increase resulted primarily from the consolidation of the results of Reach Media, expenses related to acquired stations that were launched in late-2004, increases in on-air talent fees and the costs associated with our newly-launched Internet initiative.

Interest expense increased to approximately $12.4 million for the quarter ended March 31, 2005 from approximately $10.0 million for the quarter ended March 31, 2004 or 24%. This increase resulted from additional interest obligations relating to the issuance of $200.0 million senior subordinated notes and the drawdown of $135.0 million on our bank credit facility during the quarter ended March 31, 2005. These funds were used to redeem approximately $310.0 million of our HIGH TIDES of and to partially fund our acquisition of 51% of Reach Media during the quarter ended March 31, 2005.

For the quarter ended March 31, 2005, we recognized an equity loss on our investment in affiliated company of approximately $459,000 compared to an equity loss of approximately $2.4 million for the quarter ended March 31, 2004, a decrease of approximately $1.9 million or 81%. This decrease resulted primarily from the modification of our methodology for estimating our equity in the operating results of TV One, LLC during the fourth quarter of 2004.

Income before provision for income taxes and minority interest in subsidiary increased to approximately $16.4 million for the quarter ended March 31, 2005 compared to income before provision for income taxes of approximately $13.9 million for the quarter ended March 31, 2004 or 18%. This increase was due primarily to higher operating income and lower equity adjustment for our investment in affiliated company, partially offset by higher interest expense, as described above.

We completed our acquisition of 51% of the common stock of Reach Media during the first quarter of 2005. Accordingly, our consolidated financial results include those of Reach Media and we recognized minority interest in income of subsidiary of approximately $107,000 in Reach Media on our consolidated Statement of Operations for the quarter ended March 31, 2005.

Net income increased to approximately $9.7 million for the quarter ended March 31, 2005 from approximately $8.8 million for the quarter ended March 31, 2004 or 10%. This increase was primarily due to higher income before provision for income taxes and minority interest, partially offset by higher provision for income taxes.

Station operating income increased to approximately $37.5 million for the quarter ended March 31, 2005 from approximately $34.1 million for the quarter ended March 31, 2004 or 10%. This increase was attributable primarily to the increase in net broadcast revenue partially offset by increases in operating expenses, as described above.

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PAGE 6 — RADIO ONE, INC. REPORTS FIRST QUARTER RESULTS

Other pertinent financial information for the first quarter of 2005 includes capital expenditures of approximately $3.0 million (compared to approximately $1.5 million for the first quarter of 2004), the issuance of $200.0 million of senior subordinated notes and the drawdown of $135.0 million on the Company’s bank credit facility to finance the redemption of its HIGH TIDES and partially finance the completion of the acquisition of 51% of the common stock of Reach Media, deferred portion of the income tax provision of approximately $6.3 million (or approximately 38% of pre-tax income), and amortization of debt financing costs, unamortized debt discount and deferred interest of approximately $459,000 (included in interest expense on Radio One’s income statement). As of March 31, 2005, Radio One had total debt (net of cash and short term investments balances) of approximately $922.7 million.

Radio One Information and Guidance:

In February 2005, Radio One completed the private placement of $200.0 million of its 6 3/8% senior subordinated notes. The notes mature in February 2013 and interest is payable in cash on February 15 and August 15 of each year, beginning August 15, 2005. The net proceeds from the sale of the notes were approximately $195.5 million.

In February 2005, Radio One redeemed all of its outstanding HIGH TIDES in the aggregate sum of approximately $310.0 million. This redemption was financed with the net proceeds of the sale of Company’s 6 3/8% senior subordinated notes due 2013, borrowings under its revolving credit facility, and available excess cash.

Also in February 2005, Radio One completed the acquisition of 51% of the common stock of Reach Media for approximately $55.8 million in a combination of approximately $30.4 million of cash and 1,809,648 shares of the Company’s Class D common stock. Reach Media was founded in 2003 by Tom Joyner, its Chairman, and David Kantor, its Chief Executive Officer, to operate the Tom Joyner Morning Show and related businesses. Mr. Joyner is a leading nationally syndicated radio personality. The Tom Joyner Morning Show is broadcast on over 115 affiliate stations across the United States and is a top-rated morning show in many of the markets in which it is broadcast. Reach Media also operates the Tom Joyner Sky Show, the Tom Joyner Family Reunion and various other special event-related activities. Additionally, Reach Media operates www.blackamericaweb.com, a top African-American targeted Internet destination, and airs a television program on TV One.

For the second quarter of 2005, excluding the results of Reach Media, Radio One expects to report net broadcast revenue that will be in the mid-single digit percentage range higher than the approximately $86.2 million of net broadcast revenue generated in the second quarter of 2004 and station operating income that is expected to be in the mid-single digit percentage range higher than the approximately $48.0 million of station operating income generated in the second quarter of 2004.

Radio One will hold a conference call to discuss its results for the first quarter of 2005. This conference call is scheduled for Thursday, May 5, 2005 at 10:00 a.m. Eastern Time. Interested parties should call 1-612-332-1025 at least ten minutes prior to the scheduled time of the call and reference “the Radio One 2005 First Quarter Results Conference Call.” The conference call will be recorded and made available for replay from 1:30 p.m. the day of the call, until 11:59 p.m. Eastern Time the following day. Interested parties may listen to the recording by calling 1-320-365-3844 and enter access code 777887. Access to live audio and replay of the conference call will also be available on Radio One’s corporate website at www.radio-one.com. The replay will be made available on the website for the seven day period following the call.

Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2004 net broadcast revenue) and the largest company that primarily targets African-American and urban listeners. Radio One owns and/or operates 69 radio stations located in 22 urban markets in the United States and reaches more than 13 million listeners every week. Radio One also owns approximately 36% of TV One, LLC (www.tvoneonline.com), an a cable/satellite network programming primarily to African-Americans, which is a joint venture with Comcast Corporation and DIRECTV. Additionally, Radio One programs “XM 169 The POWER” on XM Satellite Radio and recently acquired 51% of Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner, a leading urban media personality.

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PAGE 7 — RADIO ONE, INC. REPORTS FIRST QUARTER RESULTS

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company’s or radio station’s operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations and agreed upon conditions to closing. Important factors that could cause actual results to differ materially are described in Radio One’s reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Notes:

[1]	Net income before depreciation and amortization, provision for income taxes, interest income, interest expense, equity in net loss of affiliated company, minority interest in income of subsidiary, other expense, corporate expenses and non-cash compensation expenses is commonly referred to in our business as station operating income. Station operating income is not a measure of financial performance under generally accepted accounting principles. Nevertheless we believe station operating income is often a useful measure of a broadcasting company’s operating performance and is a significant basis used by our management to measure the operating performance of our stations within the various markets because station operating income provides helpful information about our results of operations apart from expenses associated with our physical plant, income taxes provision, investments, debt financings, overhead and non-cash compensation. Station operating income is frequently used as one of the bases for comparing businesses in our industry, although our measure of station operating income may not be comparable to similarly titled measures of other companies. Station operating income does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. A reconciliation of operating income to station operating income has been provided in this release.

[2]	“Adjusted EBITDA” consists of net income plus (1) depreciation, amortization, provision for income taxes, interest expense, equity in net loss of affiliated company and minority interest in income of subsidiary and less (2) interest income. Net income before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” Adjusted EBITDA and EBITDA are not measures of financial performance under generally accepted accounting principles. We believe Adjusted EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business because Adjusted EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our acquisitions and debt financings, our provision for income tax expense, as well as our equity in net (gain) loss of our affiliated company. Accordingly, we believe that Adjusted EBITDA provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant, capital structure or the results of our affiliated company. Adjusted EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA and EBITDA do not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net income to EBITDA and Adjusted EBITDA has been provided in this release.

[3]	“Free cash flow” consists of net income plus (1) depreciation, amortization, non-cash compensation, deferred income taxes, non-cash interest expense, non-cash loss on retirement of assets, minority interest in income of subsidiary and our share of the non-cash net (gain) loss of our affiliated company and less (2) capital expenditures and dividends on our outstanding preferred stock. Free cash flow is not a measure of financial performance under generally accepted accounting principles. We believe free cash flow is a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business because free cash flow is a reasonable approximation of the amount of excess cash generated by the company’s operations that can be used for debt reduction, acquisitions, investments, potential common stock dividends and/or buybacks and other strategic initiatives outside of the immediate scope of the company’s operations. Free cash flow is frequently used as one of the bases for comparing businesses in our industry, although our measure of free cash flow may not be comparable to similarly titled measures of other companies. Free cash flow does not purport to represent operating income or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as alternatives to those measurements as an indicator of our performance. A reconciliation of net income to free cash flow has been provided in this release.

[4]	Net income applicable to common stockholders is defined as net income minus preferred stock dividends.

[5]	For the quarters ended March 31, 2005 and 2004, Radio One had 105,390,512 and 104,856,418 shares of common stock outstanding on a weighted average basis and respectively.

[6]	For the quarters ended March 31, 2005 and 2004, Radio One had 105,630,988 and 105,590,326 shares of common stock outstanding on a weighted average basis and diluted for outstanding stock options, respectively.

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